[T REIT LIQUIDATING TRUST LOGO]

December 27, 2007

Dear Beneficiary,

On July 20, 2007, T REIT, Inc. transferred its assets and liabilities to a liquidating trust (the “T REIT Liquidating Trust”) an filed a From 15 with the Securities and Exchange Commission to terminate the registration of its common stock under the Securities and Exchange Act of 1934. As a result, T REIT, Inc. has ceased filing reports under that act. However, the Trustee will issue to beneficiaries of T REIT Liquidating Trust, and file with the Securities and Exchange Commission, Annual Reports on Form 10-K and Current Reports on Form 8-K.

Since the adoption of the plan of liquidation approved by T REIT, Inc. shareholders on July 27, 2005, T REIT, Inc. liquidated its interest in nine real estate investments, leaving T REIT Liquidating Trust with one remaining real estate investment in its portfolio (a 10.3% interest in the Congress Center property). We will continue to provide you with any updates regarding the Congress Center property.

In the proxy statement submitted to shareholders at the Annual Meeting of Shareholders on July 25, 2005, T REIT, Inc. estimated cumulative liquidating distributions of approximately $10.10 to $10.70 per share. As disclosed in T REIT, Inc.’s last Quarterly Report on Form 10-Q with the Securities and Exchange Commission on May 11, 2007 for the quarter ended March 31, 2007, management estimated cumulative liquidating distributions of approximately $12.43 per share. Since the approval of the plan of liquidation, T REIT, Inc. made liquidating distributions totaling $50.6 million, or $10.98 per share. The estimated remaining liquidation value per unit of the T REIT Liquidating Trust is $1.45.

In March 2008, T REIT Liquidating Trust will file with the Securities and Exchange Commission an Annual Report on Form 10-K for the year ended December 31, 2007. The Annual Report on Form 10-K will include, among other information, the estimated liquidation value per unit of T REIT Liquidating Trust as of December 31, 2007.

If you have any questions or require additional information, an investor services representative is available to assist you at (877) 888-7348 ext. 411 or email investor-services@1031nnn.com.

We thank you again for your continued confidence and support.

Sincerely,

/s/ W. Brand Inlow

W. Brand Inlow
Trustee

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Certain statements contained herein with respect to liquidating distributions to be paid to beneficiaries are not descriptions of historical facts and are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to our asset portfolio; uncertainties relating to our operations; uncertainties relating to the implementation of our liquidation strategy; uncertainties and contingencies relating to the disposition of our remaining property; uncertainties relating to the SEC investigation of our Triple Net Properties, LLC; and other risk factors as detailed from time to time in our periodic reports as filed with the Securities and Exchange Commission.